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                                                                    Exhibit 5(h)

                                 AMENDMENT NO. 1
                    TO THE SUB-INVESTMENT ADVISORY AGREEMENT


         The Sub-Investment Advisory Agreement (the "Agreement") with respect to the Emerging Markets Portfolio (the "Portfolio") dated December 12, 1994 among The Glenmede Fund, Inc., a Maryland corporation (the "Fund"), The Glenmede Trust Company, a Pennsylvania corporation (the "Adviser") and Pictet International Management Limited (the "Sub-Adviser"), is hereby amended as of November 1, 1996 as follows:

         Section 5, Compensation of the Sub-Adviser, is amended and restated in its entirety as follows:

         5.       Compensation of the Sub-Adviser

                  For the services provided and the expenses assumed pursuant to this Agreement, effective as of the date hereof, the Portfolio will pay the Sub-Adviser and the Sub-Adviser will accept as full compensation therefor, a fee computed daily and paid monthly (in arrears), at an annual rate of .50% of the average daily net assets held in the Portfolio.

                  If in any fiscal year the aggregate expenses of the Portfolio exceed the expense limitations of any state having jurisdiction over the Portfolio, the Sub-Adviser will reimburse the Portfolio for such excess expenses. The obligation of the Sub-Adviser to reimburse the Portfolio hereunder is limited in any fiscal year to the amount of its fee hereunder for such fiscal year, provided however, that notwithstanding the foregoing, the Sub-Adviser shall reimburse the Portfolio for such excess expenses regardless of the amount of fees paid to it during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Portfolio so requires. Such expense reimbursement, if any, will be estimated, reconciled and paid on a monthly basis.

         Except as expressly amended and modified hereby, all provisions of the Agreement shall remain in full force and effect.




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         IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this Amendment No. 1 to be executed as of this 11th day of September, 1996.


ATTEST:                                     THE GLENMEDE FUND, INC.



By:/s/ Kimberly C. Osborne                  By: /s/ John W. Church, Jr.
   ----------------------------                 -----------------------------
Title: Vice President                       Title: President




                                            THE GLENMEDE TRUST COMPANY


By:/s/ Kimberly C. Osborne                  By: /s/ Mary Ann B. Wirts
   ----------------------------                 -----------------------------
Title: Vice President                        Title: Vice President


                                            PICTET INTERNATIONAL
                                            MANAGEMENT LIMITED


By:                                         By:/s/ Rod Hearn
   --------------------------               ------------------------------

Title:                                      Title: President
   --------------------------                      -----------------------


By:                                         By: /s/ C. Thorp
   --------------------------               ------------------------------

Title:                                      Title: Secretary
   --------------------------                      -----------------------


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